Exhibit 99.01

FOR IMMEDIATE RELEASE	Contact: David A. Garrison
Website: http://www.arthrt.com	(978) 345-5000

March 28, 2008

ARRHYTHMIA RESEARCH TECHNOLOGY, INC.

ANNOUNCES FOURTH QUARTER AND YEAR END RESULTS

Fitchburg, MA

Arrhythmia Research Technology, Inc. (the “Company”) (AMEX:HRT) and its wholly owned subsidiary, Micron Products, Inc. (“Micron”) reported total consolidated revenue of $19,488,000 for the year ended December 31, 2007 compared to total consolidated revenue of $19,318,000 for the year ended December 31, 2006, an increase of 1%.  Net income of $1,287,000 for the year ended December 31, 2007 decreased 41% from net income of $2,164,000 for the year ended December 31, 2006.  Basic net income per share for the year ended December 31, 2007 decreased 42% to $0.47 per share from $0.81 per share for 2006.

For the quarter ended December 31, 2007, total consolidated revenue decreased 23% to $4,620,000 compared to total consolidated revenue of $5,980,000 for the quarter ended December 31, 2006.  Net income for the quarter ended December 31, 2007 decreased 67% to $186,000 from $556,000 for the quarter ended December 31, 2006.  Basic net income per share for the quarter ended December 31, 2007 decreased 67% to $0.07 per share from $0.21 per share for 2006.

James E. Rouse, the Company’s President and CEO commented, “Results from operations for both the quarter and year ending December 31, 2007 reflect the ongoing transition of our business.  Diversification and development of new products outside of our historical core business of conductive sensors for the disposable   medical electrode industry has required investment in technology, infrastructure and human resources that negatively impacted our financial results for 2007.  Although the sensor business remains an important component in our overall strategy, we continue to work diligently to diversify our product lines and businesses.  As the evolution from a single product manufacturer to a multi-faceted manufacturer and supplier of components, devices and multi-product assemblies continues, our results will be affected by our investments in engineering, research and development, information technology and marketing resources.  The organic growth, primarily in medical device and defense related products, experienced by our product life cycle management division, Micron Integrated Technologies (MIT), continues to outpace all other aspects of our business and will continue to do so for the foreseeable future.  Although revenue growth, net income and earnings per share have suffered during this transition, we are confident that our diversification, long term investments and ongoing search for acquisitions will result in the continued expansion of product offerings while providing sustainable growth in revenue and earnings in the future.”

The Company through its wholly owned subsidiary Micron Products, Inc. manufactures silver plated and non-silver plated conductive resin sensors and distributes metal snaps used in the manufacture of disposable ECG, EEG, EMS and TENS electrodes.  Micron’s New England Molders division manufactures custom injection molded products for medical, electronic, industrial and consumer applications.  Micron’s MIT division provides end- to- end product life cycle management through a comprehensive portfolio of value-added services such as design, engineering, prototyping, manufacturing, machining, assembly and packaging. Micron’s Leominster Tool division provides high end mold design, manufacturing and precision machining for various industries. The Company’s products also include proprietary signal-averaging electrocardiography (SAECG) software used in the detection of potentially lethal heart arrhythmias.

For more information please check our websites:
http://www.arthrt.com	http://www.micronproducts.com
http://www.leominstertool.com	http://www.newenglandmolders.com
http://www.micronintegrated.com

Forward-looking statements made herein are based on current expectations of the Company that involve a number of risks and uncertainties and should not be considered as guarantees of future performance.  The factors that could cause actual results to differ materially include: interruptions or cancellation of existing contracts, impact of competitive products and pricing, product demand and market acceptance, risks, the presence of competitors with greater financial resources than the Company, product development and commercialization risks, changing economic conditions in developing countries, and an inability to arrange additional debt or equity financing.  More information about factors that potentially could affect the Company's financial results is included in the Company's filings with the Securities and Exchange Commission.